Exhibit 99.14

TABLE 1

Québec government

Summary of budgetary transactions

Preliminary results for 2024-2025

(millions of dollars)
2024-2025
REVENUE
Own-source revenue	124 545
Federal transfers	30 636
Total	155 181
EXPENDITURE
Portfolio expenditures	−153 406
Debt service	−9 853
Total	−163 259
ACCOUNTING SURPLUS (DEFICIT)(1)	−8 078
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−2 354
BUDGETARY BALANCE(2)	−10 432
(1) Surplus or deficit on activities from operations presented in the public accounts. (2) Budgetary balance within the meaning of the Balanced Budget Act.

Budget Speech Tables	1

TABLE 2

Québec government

Summary of budgetary transactions

Forecasts for 2025-2026

(millions of dollars)
2025-2026
REVENUE
Own-source revenue	125 732
Federal transfers	30 610
Total	156 342
EXPENDITURE
Portfolio expenditures	−156 102
Debt service	−9 670
Total	−165 772
Contingency reserve	−2 000
ACCOUNTING SURPLUS (DEFICIT)(1)	−11 430
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	−2 177
BUDGETARY BALANCE(2)	−13 607
(1) Surplus or deficit on activities from operations presented in the public accounts. (2) Budgetary balance within the meaning of the Balanced Budget Act.

2	Budget 2025‑2026 Budget Plan

Exhibit 99.14

TABLE 3

Québec government

Revenue

Forecasts for 2025-2026

(millions of dollars)
2025-2026
OWN-SOURCE REVENUE
Income and property taxes
Personal income tax	46 944
Contributions for health services	9 242
Corporate taxes	12 491
School property tax	1 346
70 023
Consumption taxes
Sales taxes(1)	25 126
Fuel	2 135
Tobacco products	910
Alcoholic beverages	617
Other(2)	134
28 922
Revenue from government enterprises
Hydro-Québec	1 905
Loto-Québec	1 517
Société des alcools du Québec	1 419
Investissement Québec	268
Société québécoise du cannabis	126
Other	33
5 268
Duties, permits and royalties	6 220
Miscellaneous revenue	15 299
TOTAL OWN-SOURCE REVENUE	125 732

FEDERAL TRANSFERS
Equalization	13 567
Health transfers	8 942
Transfers for post-secondary education and other social programs	1 330
Other programs	6 771
TOTAL FEDERAL TRANSFERS	30 610
TOTAL REVENUE	156 342

(1) Sales taxes, within the meaning of the public accounts, include, in particular, the QST, the tax on insurance premiums, the tax on lodging and the specific duty on new tires.

(2) These amounts include revenue from the Québec component of the excise duty on vaping products, the Québec component of the excise duty on cannabis sales and pari-mutuel.

Budget Speech Tables	3

TABLE 4

Québec government

Expenditure

Forecasts for 2025-2026

(millions of dollars)
2025-2026
PORTFOLIO EXPENDITURES
National Assembly	193
Persons appointed by the National Assembly	168
Affaires municipales et Habitation	5 623
Agriculture, Pêcheries et Alimentation	1 527
Conseil du trésor et Administration gouvernementale	4 524
Conseil exécutif	602
Culture et Communications	2 083
Cybersécurité et Numérique	297
Économie, Innovation et Énergie	4 521
Éducation	23 517
Emploi et Solidarité sociale	5 804
Enseignement supérieur	11 311
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 436
Famille	9 308
Finances	3 885
Immigration, Francisation et Intégration	768
Justice	2 103
Langue française	80
Relations internationales et Francophonie	165
Ressources naturelles et Forêts	1 495
Santé et Services sociaux	65 527
Sécurité publique	2 681
Tourisme	536
Transports et Mobilité durable	7 308
Travail	240
Reallocation of government expenditures during the fiscal year	−600
TOTAL	156 102
DEBT SERVICE	9 670
TOTAL EXPENDITURE	165 772
Note: Totals may not add due to rounding.

4	Budget 2025‑2026 Budget Plan